Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Executive Officer Change

HOUSTON, TX – (BUSINESS WIRE) – March 16, 2016 – Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced that effective June 30, 2016, Van P. Whitfield, Chief Operating Officer and Executive Vice President, will resign from his current role. Mr. Whitfield will assume the role of Special Advisor to the Company for a six month period commencing on July 1, 2016.

Mr. Whitfield joined Cobalt on May 1, 2006, and his leadership has been instrumental in setting the standards for Cobalt’s exceptional HSSE culture, drilling performance and world class operating capabilities. His time as Chief Operating Officer has been highlighted by Cobalt’s safe and successful drilling of the deepest deepwater well drilled to date in the Gulf of Mexico, along with numerous Angola and Gulf of Mexico deepwater discoveries. Mr. Whitfield’s broad and deep relationships within the industry have proven to be invaluable in promoting Cobalt to investors and the larger market.

“Van has been an exceptional leader at Cobalt,” said Joseph H. Bryant, Cobalt’s Chairman and Chief Executive Officer. “His immeasurable contributions, always guided by his steadfast integrity, have made a huge impact on Cobalt. I personally extend my deepest gratitude to Van for all he has done to promote safety, operational excellence and fiscal responsibility throughout Cobalt’s entire organization. On behalf of our Board of Directors and all of our employees, I want to thank Van for his outstanding contributions to Cobalt. We look forward to Van’s new role as Special Advisor to Cobalt.”

Mr. Whitfield added, “My time at Cobalt has been some of the most rewarding of my entire forty-plus year career in this industry. I am proud to have played a role in building this outstanding company, and am very grateful to have had the opportunity to work with all of the people at Cobalt, who, in my opinion, represent the best our industry has to offer. I want to thank Joe and the Board of Directors for placing their confidence in me over the years, and I wish Cobalt all the best in the future.”

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115